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                                                                     Exhibit 3.1
                          FIFTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                 INFLOW, INC.,
                            a Delaware Corporation


                                   ARTICLE I

          The name of this Corporation is InFlow, Inc.


                                  ARTICLE II

          The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of the registered agent at that address is Corporation Service Company.



                                  ARTICLE III

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                  ARTICLE IV

               A.   Classes of Stock. The Corporation is authorized to issue two
                    ----------------
classes of shares to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is Sixty Million (60,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Seventeen Million Nine Hundred Twenty Thousand (17,920,000), of which Three Million Three Hundred Ten Thousand (3,310,000) shares shall be designated Series A Preferred Stock (the "Series A Preferred Stock"), Seven Million (7,000,000) shares shall be designated Series B Preferred Stock (the "Series B Preferred Stock") and Seven Million Six Hundred Ten Thousand (7,610,000) shares shall be designated Series C Preferred Stock (the "Series C Preferred Stock"). The total number of shares of Common Stock that the Corporation shall have authority to issue is Forty-Two Million Eighty Thousand (42,080,000). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

               B.   Rights, Preferences and Restrictions of Preferred Stock.
                    -------------------------------------------------------
Except as expressly set forth in this Article IV, (i) the Series C Preferred Stock shall rank senior in right of payment to
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the Series A Preferred Stock, Series B Preferred, Common Stock and any other series of Preferred Stock established hereafter by the Board of Directors with respect to dividend, liquidation and redemption rights and (ii) the Series A Preferred Stock and Series B Preferred Stock shall rank (x) pari passu with each other and (y) senior in right of payment to the Common Stock and any other series of Preferred Stock (other than the Series C Preferred Stock) established hereafter by the Board of Directors, with respect to dividend, liquidation and redemption rights. The relative rights, preferences, restrictions and other matters relating to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the "Convertible Preferred Stock") are as follows:

          1.   Dividend Provisions.
               -------------------

          (a) The Convertible Preferred Stock shall with respect to dividend rights rank senior to the Common Stock of the Corporation, and any other series of Preferred Stock established hereafter by the Board of Directors (all of such series of Preferred Stock to which the Convertible Preferred Stock ranks senior, the "Junior Securities"). The Series C Preferred Stock shall with respect to dividend rights also rank senior to the Series A Preferred Stock and Series B Preferred Stock.

          (b) The holders of shares of Convertible Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends payable in Common Stock or other securities entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock for which an anti-dilution adjustment is provided by Section 4(d)(iii) below) on Common Stock or other Junior Securities of the Corporation, payable only when, as and if declared by the Board of Directors.

          (c) Dividends on each share of the Series C Preferred Stock shall accrue daily at a rate of 8% per annum (compounded annually) of the sum of (x) the Original Series C Issue Price (as hereafter defined) and (y) all accumulated and unpaid dividends thereon from June 30, 2000 to and including the date on which (i) a Liquidation Event occurs, (ii) such share is converted into Common Stock or (iii) such share is redeemed, payable, in each case, out of assets legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors. To the extent not paid, accrued dividends on the Series C Preferred Stock shall accumulate as of June 30 of each year, beginning June 30, 2001.

          (d) No dividend or other distribution shall be paid on or declared and set apart for any share of Common Stock, Junior Securities or any other securities of the Corporation entitled generally to participate in the earnings or assets of the Corporation (collectively, the "Common Equity"), other than the Convertible Preferred Stock, for any period unless at the same time an equal dividend or distribution for the same period shall be paid on or declared and set apart for each share of Convertible Preferred Stock based on the number of shares of Common Stock into which each share is then convertible (the "Conversion Shares"). No dividend or other distribution shall be paid on or declared and set apart for any Series of Convertible Preferred Stock unless at the same time an equal dividend or distribution (determined on an as-converted basis) shall be paid on or declared and set apart for each other Series of Convertible Preferred

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Stock, provided that no dividends shall be paid on or declared and set apart for the shares of Series A Preferred Stock or Series B Preferred Stock or any Junior Securities until all accumulated and unpaid dividends with respect to the shares of Series C Preferred Stock shall have been paid on or declared and set aside for the shares of Series C Preferred Stock.

          2.   Liquidation Preference.
               ----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including without limitation upon any bankruptcy), the holders of Convertible Preferred Stock shall be entitled to receive in exchange for and in redemption of each share of Convertible Preferred Stock, prior and in preference to any distribution to the holders of Common Stock and Junior Securities by reason of their ownership thereof, from the funds, proceeds or assets of the Corporation legally available for distribution to stockholders, an amount equal to the greater of (i) the sum of (A) in the case of Series A Preferred Stock, an amount equal to $3.50 per share, as appropriately adjusted for subsequent stock dividends, stock splits and similar transactions affecting the outstanding Series A Preferred Stock (the "Original Series A Issue Price") or, in the case of Series B Preferred Stock, an amount equal to $8.70 per share, as appropriately adjusted for subsequent stock dividends, stock splits and similar transactions affecting the outstanding Series B Preferred Stock (the "Original Series B Issue Price") or, in the case of Series C Preferred Stock, an amount equal to $20.50 per share, as appropriately adjusted for subsequent stock dividends, stock splits and similar transactions affecting the outstanding Series C Preferred Stock (the "Original Series C Issue Price"), plus (B)(1) in the case of Series A Preferred Stock or Series B Preferred Stock, an amount per share determined by dividing (x) $.28 per annum, compounded annually, measured from April 5, 1999 to the date of such liquidation, dissolution or winding up, multiplied by the number of outstanding shares of Series A Preferred Stock, by (y) the total number of outstanding shares of Series A Preferred Stock and Series B Preferred Stock or (2) in the case of Series C Preferred Stock, all accrued or declared but unpaid dividends on such Series C Preferred Stock; or (ii) in each case, the amount per share that would be distributed among the holders of the Convertible Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each holder assuming conversion of all Convertible Preferred Stock (including but not limited to, if applicable, giving effect for a Reduced Liquidation Event (as defined below) to any adjustment in the Conversion Price of Series C Preferred Stock pursuant to the last sentence of Section 4(d)(i)(A)). If upon the occurrence of such event, the assets, proceeds and funds thus distributed among the holders of the Convertible Preferred Stock shall be insufficient to permit the payment to such holders of their full preferential amounts, then the entire assets, proceeds and funds of the Corporation legally available for distribution shall first be distributed ratably to the holders of Series C Preferred Stock in accordance with the amount such holders of Series C Preferred Stock are entitled to receive under the provisions of this Section 2 and then shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the respective amounts such holders are entitled to receive under the provisions of this Section 2.

          (b)  Upon the completion of the distribution required by subparagraph
(a) of this Section 2, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

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          (c) (i) For purposes of this Section 2, unless otherwise agreed in writing by the holders of not less than 75% of the outstanding shares of Convertible Preferred Stock (voting together as a single class) (or if such vote pertains to a Reduced Liquidation Event, the holders of greater than 50% of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class) and greater than 50% of the outstanding
                                    ---
shares of Series C Preferred Stock)) (such required holders collectively, the "Required Holders"), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity, or (B) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation unless the Corporation's stockholders immediately prior to such transaction will, as a result of such sale, conveyance or disposition hold (by virtue of securities issued as consideration for such sale, conveyance or disposition) at least 50% of the voting power of the purchasing entity, or (C) the effectuation by the Corporation or its stockholders of a transaction or series of related transactions that results in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the Corporation (each, a "Liquidation Event"). In the event of a liquidation, dissolution or winding up described in the immediately preceding sentence involving the sale of shares by stockholders of the Corporation, the funds, proceeds or assets legally available for distribution to stockholders shall be deemed to be the aggregate compensation to be paid to all selling stockholders in exchange for all or part of any capital stock of the Corporation divided by a fraction, the numerator of which is the total number of shares of Common Stock deemed to be sold pursuant to such liquidation and the denominator of which is the sum of the total number of shares of Common Stock outstanding and the total number of shares of Common Stock issuable with respect to Common Stock Equivalents (as defined below) immediately prior to such liquidation.

          (ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

               (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                    (1) If traded on a securities exchange or through NASDAQ-NMS, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

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                    (3)  If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of the Corporation and approved by the Required Holders.

               (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors of the Corporation and approved by the Required Holders.

          (iii) In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either:

               (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

               (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section 2(c)(iv) hereof.

          (iv) The Corporation shall give each holder of record of Convertible Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the Required Holders.

     3.   Redemption. Within ninety (90) days following the receipt by the
          ----------
Corporation of a written redemption demand delivered at any time after August 1, 2006 (i) if such redemption demand is with respect to Series A Preferred Stock or Series B Preferred Stock, from the holders of at least 75% of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class) and the holders of at least 70% of the outstanding Series C
                   ---
Preferred Stock, the Corporation shall redeem all but not less than all the Convertible Preferred Stock, and the holders of the Convertible Preferred Stock shall sell all but not less than all of the Convertible Preferred to the Corporation, for a per share purchase price (the "Redemption Price") equal to the sum of (A) in the case of the Series A Preferred Stock, the Original Series A Issue Price or, in the case of the Series B Preferred Stock, the Original Series B Issue Price or, in the case of the Series C Preferred Stock, the Original Series C Issue Price, plus (B)(1) in the case of Series A Preferred Stock or Series B Preferred Stock, an amount per share determined by

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dividing (x) $.28 per annum, compounded annually, measured from April 5, 1999 to the date of such redemption, multiplied by the number of outstanding shares of Series A Preferred Stock, by (y) the total number of outstanding shares of Series A Preferred Stock and Series B Preferred Stock or (2) in the case of Series C Preferred Stock, all accrued or declared but unpaid dividends on such Series C Preferred Stock; or (ii) if such redemption demand is with respect to Series C Preferred Stock only, from the holders of at least 70% of the outstanding Series C Preferred Stock (the "Series C Supermajority Holders"), the Corporation shall redeem all but not less than all the outstanding Series C Preferred Stock, and the holders of the Series C Preferred Stock shall sell all but not less than all of the Series C Preferred Stock to the Corporation, for a per share Redemption Price equal to the sum of (A) the Original Series C Issue Price plus (B) all accrued or declared but unpaid dividends on such Series C Preferred Stock. The closing of such purchase and sale shall occur at the offices of the Corporation on such business day reasonably selected by the Corporation during such 90 day period upon not less than ten days prior written notice to the holders of Convertible Preferred Stock (the "Redemption Date"). At such closing, the Corporation shall pay the applicable Redemption Price in immediately available funds against delivery of the stock certificates representing the applicable shares of Convertible Preferred Stock (or, in lieu of delivery of lost, stolen or destroyed certificates, an agreement to indemnify the Corporation from any loss incurred by it in connection with such certificates). Nothing in this Section 3 shall restrict the right of a holder of Convertible Preferred Stock to convert such shares into Common Stock in accordance with the provisions of Section 4 at any time up to and including the Redemption Date. From and after the Redemption Date, the rights of the holders of redeemed Convertible Preferred Stock as stockholders of the Corporation shall cease and the certificates representing the redeemed Convertible Preferred Stock shall thereafter represent only the right to receive the applicable Redemption Price upon surrender of such certificates to the Corporation. If the Corporation is prevented from redeeming or making full payment for the Convertible Preferred Stock as required pursuant to this Section 3 by any legal restriction or otherwise, the Corporation shall first redeem the maximum number of shares of the Series C Preferred Stock and then redeem the maximum number of shares of Series A Preferred Stock and Series B Preferred Stock that it can without violation of such legal restriction or other impediment, which redemption shall be effected first pro rata among the holders of Series C Preferred Stock in accordance with the amount such holders of Series C Preferred Stock are entitled to receive under the provisions of this Section 3 and then among the holders of Series A Preferred Stock and Series B Preferred Stock pro rata on the basis of the respective amounts to which such holders would be entitled upon a full redemption of the Convertible Preferred Stock, and the Corporation shall have a continuing obligation to such holders of Convertible Preferred Stock to purchase the remaining shares as soon as possible and shall use its best efforts to obtain any waiver or consent or to take any other action to authorize or permit the redemption required pursuant to this Section 3.

          4.   Conversion.  The holders of the Convertible Preferred Stock shall
               ----------
have conversion rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.  Each share of Convertible Preferred Stock
               ----------------
shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the applicable Redemption Date, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined (x) in the case of Series A Preferred Stock, by dividing the Original Series A Issue

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Price by the Series A Conversion Price in effect on the date the certificate is surrendered for conversion, or (y) in the case of Series B Preferred Stock, by dividing the Original Series B Issue Price by the Series B Conversion Price in effect on the date the certificate is surrendered for conversion, or (z) in the case of Series C Preferred Stock, by dividing the Original Series C Issue Price by the Series C Conversion Price in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price, Series B Conversion Price, and Series C Conversion Price shall be the Original Series A Issue Price, the Original Series B Issue Price and the Original Series C Issue Price, respectively; provided, however, that the Conversion Prices shall be subject to adjustment as set forth in Section 4(d).

          (b)  Automatic Conversion.  Each share of Convertible Preferred Stock
               --------------------
shall automatically be converted into shares of Common Stock at the applicable Conversion Price then in effect immediately upon the earlier of (i) the consummation of a firm commitment underwritten public offering of Common Stock registered under the Securities Act of 1933, as amended, (x) at a public offering price of (A) with respect to the Series A Preferred Stock and Series B Preferred Stock, not less than $26.00 per share (adjusted to reflect subsequent stock dividends, stock splits or similar transactions affecting the outstanding Common Stock), resulting in gross proceeds to the Corporation of not less than $50,000,000 and (B) with respect to the Series C Preferred Stock, not less than $35.00 per share (or such lesser amount as may be agreed to in writing by the holders of greater than 50% of the outstanding Series C Preferred Stock) (adjusted to reflect subsequent stock dividends, stock splits or similar transactions affecting the outstanding Common Stock), resulting in proceeds to the Corporation (net of all underwriting discounts and selling commissions) of at least $100,000,000, and (y) after which the Common Stock is either listed on a national securities exchange or traded in the NASDAQ National Market System, or (ii) the date specified by written consent or agreement of (A) at least seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class) with respect to the conversion of the Series A Preferred Stock and Series B Preferred Stock and
(B) greater than 50% of the outstanding shares of Series C Preferred Stock with respect to the conversion of the Series C Preferred Stock; provided, however, in the event that Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is a lead underwriter, co-lead underwriter or otherwise receives in excess of 15% of all compensation payable to the underwriters in a Reduced Offering (as defined herein), any shares of Series C Preferred Stock held by DLJ shall be deemed to be not outstanding for purposes of this provision and shall not vote or be included in any way in the conversion determination set forth in this sentence. Such conversion shall be automatic, without need for any further action by the holders of shares of the applicable Convertible Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Convertible Preferred Stock so converted are surrendered to the Corporation or the holder of record of such shares notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement to indemnify the Corporation from any loss incurred by it in connection with such certificates, in each case in accordance with the procedures described in
Section 4(c) below. Upon the conversion of any Convertible Preferred Stock pursuant to this Section 4(b), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of the applicable Convertible Preferred Stock at such holder's address then

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shown on the records of the Corporation, which notice shall state that certificates evidencing shares of such Convertible Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Section 4(c) below.

          (c)  Mechanics of Conversion.  Before any holder of Convertible
               -----------------------
Preferred Stock shall be entitled to receive certificates representing shares of Common Stock into which shares of Convertible Preferred Stock are converted pursuant to this Section 4, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable and in no event later than ten (10) days after the delivery of said certificates, issue and deliver at such office to such holder of Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion pursuant to this Section 4 shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Convertible Preferred Stock shall not be deemed to have converted such Convertible Preferred Stock until immediately prior to the closing of such sale of securities.

          (d)  Conversion Price Adjustments for Certain Dilutive Issuances,
               ------------------------------------------------------------
Splits, Combinations and Other Events.  The Conversion Prices of the Convertible
-------------------------------------
Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) (A) If the Corporation shall issue, after the date upon which any shares of any Series of Convertible Preferred Stock were first issued (the "Purchase Date" with respect to such Series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such Series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such Series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 4(d)(i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. With respect to the Series C Preferred Stock only, in the event that the Corporation (x) consummates a Reduced Offering (as defined in Section 6(b)(v)) or (y) consummates a Liquidation Event resulting in consideration (where the non-cash consideration received is valued in accordance with the provisions set forth in Section 2(c)) to the Series C Preferred Stock of less than $35.00 per share (as adjusted for stock dividends, stock splits and similar transactions) (such Liquidation Event being a "Reduced Liquidation Event"), then, contemporaneously with the consummation of the first to occur of a Reduced Offering or a Reduced

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Liquidation Event, the Conversion Price of the Series C Preferred Stock shall be adjusted to equal the lesser of (x) the amount determined pursuant to the antidilution adjustment provision set forth above or (y) $17.43 (as appropriately adjusted for subsequent stock dividends, stock splits and similar transactions affecting the outstanding Series C Preferred Stock).

               (B) No adjustment of the Conversion Price for any Series of Convertible Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) and (E)(4), no adjustment of any Conversion Price pursuant to this Section 4(d) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

               (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors and the Required Holders irrespective of any accounting treatment.

               (E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):

                    (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                    (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration

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          equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and (d)(i)(D)). The issuance of options to purchase or rights to subscribe for Common Stock, securities convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities together with other securities of the Corporation in an integrated transaction in which no specific consideration is allocated to such options, rights or convertible or exchangeable securities shall be deemed to be issuance of shares of Common Stock at a per share consideration of $0.01.

                    (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities (including but not limited to a change resulting from the antidilution provisions thereof), each Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change.

                    (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, each Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                    (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Sections 4(d)(i)(E)(3) or (4). In the event of any adjustment to a Conversion Price as a result of the issuance of options, rights or convertible or exchangeable securities pursuant to this Section 4(d), no further adjustment to such Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities.

          (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date other than:

               (A) Common Stock issued pursuant to a transaction described in
     Section 4(d)(iii) hereof;

               (B) shares of Common Stock issuable or issued to employees consultants or directors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation and in accordance with Section 6(a)(i), in each case with vesting and repurchase restrictions approved by the Board (the "Management Equity Pool");

               (C) shares of Common Stock issued or issuable in a public offering before or in connection with which all outstanding shares of Convertible Preferred Stock will be converted to Common Stock in accordance with the terms hereof or upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

               (D) shares of Common Stock issued upon exercise or conversion of any option, warrant or other convertible security outstanding as of the applicable Purchase Date;

               (E) Securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Corporation by merger, purchase of substantially all the assets or other reorganization whereby the Corporation will own not less than fifty-one percent (51%) of the voting power of such business entity or business segment of any such entity; provided that to the extent such securities are issued at a price below the Original Series C Issue Price, all such securities issued below such price do not exceed in the aggregate 10% of the total number of shares of Common Stock then outstanding, calculated on a fully diluted, as-converted basis and including all shares of Common Stock issuable upon the exercise, conversion or exchange of any Common Stock Equivalents then outstanding;

               (F) shares of Common Stock issued in connection with (i) any borrowings, direct or indirect, from financial institutions or other persons by the Corporation, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, if such borrowing, loan or debt instrument is approved by the Board of Directors, (ii) any transaction with vendors or customers or to other persons in similar commercial situations with the Corporation if such issuance is approved by the Board of Directors, or (iii) obtaining lease financing, whether issued to a lessor, guarantor or other person if such issuance is approved by the Board of Directors; provided that the aggregate number of shares of Common Stock deemed issued pursuant to (i), (ii) and
     (iii) above does not exceed 5% of the aggregate number of shares of Common Stock then outstanding, calculated on a fully diluted, as-converted basis and including all shares of Common Stock issuable upon the exercise, conversion or exchange of any Common Stock Equivalents then outstanding; or

                (G) additional shares of Common Stock issued to holders of Series C Preferred Stock in connection with a mandatory conversion of Series C Preferred Stock due to a Reduced Offering or a Reduced Liquidation Event.

          (iii) In the event the Corporation should at any time or from time to time after the applicable Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock ("Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of the Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

          (iv) If the number of shares of Common Stock outstanding at any time after the applicable Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for the Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

      (e) Other Distributions. In the event the Corporation shall declare a
          -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of the Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

      (f) Recapitalizations. If at any time or from time to time there shall be
          -----------------
a recapitalization of the Common Stock (other than a subdivision, combination or a reorganization, merger or consolidation transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

      (g) Reorganizations, Mergers or Consolidations. If at any time or from
          ------------------------------------------
time to time the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a subdivision, combination or recapitalization provided for elsewhere in this Section 4 or a transaction constituting a deemed liquidation of the Corporation pursuant to Section 2), provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such transaction. The Corporation shall not be a party to any reorganization, merger or consolidation in which the Corporation is not the surviving entity unless the entity surviving such transaction assumes, by written instrument satisfactory to the Required Holders, all of the Corporation's obligations hereunder.

      (h) No Impairment. The Corporation will not, by amendment of its
          -------------
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Convertible Preferred Stock against impairment.

      (i) No Fractional Shares and Certificate as to Adjustments.
          ------------------------------------------------------

        (i) No fractional shares shall be issued upon the conversion of any share or shares of the Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with 1/2 being rounded upward) and shall be determined on the basis of the total number of shares of Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

        (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Prices of the Convertible Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Prices for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

      (j) Notices of Record Date. In the event of any taking by the Corporation
          ----------------------
of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Convertible Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

      (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall
          ---------------------------------------------
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate

      (l) Notices. Any notice required by the provisions of this Section 4 to be
          -------
given to the holders of shares of Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

       5. Voting Rights. Except as provided by the General Corporation Law of
          -------------
the State of Delaware or as otherwise expressly provided herein with respect to special class voting arrangements, the holder of each share of Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Convertible Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all fractional shares into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

       Notwithstanding any provision herein to the contrary, in connection with any acquisition of Convertible Preferred Stock (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), would, but for this paragraph, be applicable, any person or entity (as defined under the HSR Act) acquiring such Convertible Preferred Stock (and/or other voting securities of the Corporation) shall have no right to vote such Convertible Preferred Stock or voting securities until such person or entity has complied with the filing and waiting period requirements of the HSR Act.

          6.  Protective Provisions.
              ---------------------

          (a) So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of seventy-five percent (75%) of the outstanding Convertible Preferred Stock (voting together as a single class on an as converted basis):

             (i) increase the Management Equity Pool to cover more than 2,685,000 shares of Common Stock (as adjusted for stock dividends, stock splits and similar transactions), including for such purpose all shares covered by employee stock options outstanding on the date hereof;

             (ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of its capital stock or other equity securities issued pursuant to the Management Equity Pool; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any of its subsidiaries pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

             (iii) acquire (by merger, purchase of stock or assets or other business combination transaction) any other business entity or business segment of any such entity representing in excess of 10% of the Corporation's consolidated assets on a pro forma basis or issue, or obligate itself to issue, in any such transaction Common Equity securities representing in excess of 10% of the fully-diluted Common Stock;

             (iv) engage in any business operations other than the provision of colocation, applications hosting and related services (including without limitation data backbone services) for clients in the communications industry and activities reasonably incidental thereto;

             (v) engage in any transaction with an affiliate, executive officer or director of the Corporation that is not approved by a majority of the disinterested members of the Corporation's Board of Directors;

             (vi) increase or decrease (other than by redemption or conversion) the total number of outstanding shares of Convertible Preferred Stock;

             (vii) authorize or issue, or obligate itself to issue, any equity security (including any security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series A Preferred Stock or Series B Preferred Stock with respect to voting, dividends or upon liquidation;

             (viii) change the authorized number of directors of the Corporation; or

             (ix) voluntarily agree to a Liquidation Event (other than a Reduced Liquidation Event).

         (b) So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Required Holders:

             (i)   authorize or issue additional shares of Series C Preferred
Stock;

             (ii) authorize or issue, or obligate itself to issue, any equity security (including any security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series C Preferred Stock with respect to voting, dividends or upon liquidation;

             (iii) amend the Corporation's Certificate of Incorporation or bylaws;

             (iv)  voluntarily agree to a Reduced Liquidation Event;

             (v) consummate an underwritten public offering of Common Stock that does not result in (x) an offering price equal to at least $35.00 per share (as adjusted for stock dividends, stock splits and similar transactions), (y) proceeds to the Corporation (net of all underwriting discounts and selling commissions) of at least $100.0 million, and (z) the Common Stock being listed on a national securities exchange or traded in the NASDAQ National Market System) (a "Reduced Offering"); provided further, in the event DLJ is a lead underwriter, co-lead underwriter or otherwise receives in excess of 15% of all compensation payable to the underwriters in a Reduced Offering, any shares of Series C Preferred Stock held by DLJ shall be deemed to be not outstanding for purposes of this provision and shall not vote or be included in any way in the required approval of a potential Reduced Offering by the Corporation; or

             (vi) alter or change the rights, preferences or privileges of the shares of Convertible Preferred Stock so as to affect adversely the rights of holders of such shares.

         (c) So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Series C Supermajority Holders:

             (i) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Series A Preferred Stock or Series B Preferred Stock or any of the Corporation's Common Stock or Junior Securities; provided, however, that this restriction shall not apply to (x) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or (y) the redemption of shares of Convertible Preferred Stock in accordance with Section 3.

             (ii) make or declare a dividend or other distribution payable generally to holders of the Corporation's outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Junior Securities (other than dividends on the Common Stock payable solely in additional shares of Common Stock or in options or rights referred to in Section 4(d)(iii)).

          7.  Status of Converted or Redeemed Stock.  In the event any shares
              -------------------------------------
of Convertible Preferred Stock shall be redeemed or converted pursuant to
Section 3 or Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          C.  Common Stock.
              ------------

          1.  Dividend Rights. Subject to the prior rights of holders of all
              ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.  Liquidation Rights. Upon the liquidation, dissolution or winding
              ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

          3.  Redemption. The Common Stock is not redeemable.
              ----------

          4.  Voting Rights. The holder of each share of Common Stock shall
              -------------
have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The holders of Common Stock shall not be entitled to vote as a separate class on any amendment of this Certificate of Incorporation that increases or decreases the number of authorized shares of Common Stock.


                                   ARTICLE V

          A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended, after approval by the stockholders of this
Article V, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any amendment, repeal or modification of this Article V, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article V by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.



                                  ARTICLE VI

          The Corporation shall indemnify its officers and directors, and shall provide for advancement of the expenses of such persons, to the fullest extent provided by Section 145 of the Delaware General Corporation Law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which State law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

          Any amendment, repeal or modification of the foregoing provision of this Article VI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal, modification or adoption.



                                  ARTICLE VII

          The Corporation reserves the right to adopt, amend, alter, supplement, rescind or repeal in any respect any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or applicable law, and all rights conferred upon stockholders herein are granted subject to this reservation.



                                 ARTICLE VIII

          Subject to the provisions of Article IV hereof, the Board of Directors may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any bylaw adopted by the Board of Directors, and no amendment or supplement to the bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.



                                  ARTICLE IX

          Subject to the provisions of Article IV, the number of directors of the Corporation shall be set from time to time by resolution of the Board of Directors.


                                   ARTICLE X

          Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.



                                  ARTICLE XI

          Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.



                                  ARTICLE XII

          The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.


                                   * * * * *